Exhibit 99.1

For Immediate Release	Media Contact:	Kimberly McAlear
503/627-4314
kimberly.mcalear@tektronix.com

	Analyst Contact:	Paul Oldham
503/627-4027
paul.r.oldham@tektronix.com
Tektronix Prices $300 Million Senior Convertible
Notes
BEAVERTON, Ore., Jun. 25, 2007 — Tektronix, Inc. (NYSE: TEK) today announced the pricing of $300 million principal amount of Senior Convertible Notes due 2012. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Tektronix granted the initial purchasers an option to purchase up to an additional $45 million aggregate principal amount of notes to cover overallotments.
The notes will pay interest semi-annually at a rate of 1.625% per annum. The notes will be convertible, at the holder’s option, at an initial conversion rate of 25.1538 shares per $1,000 principal amount of notes, which represents a 15.00% conversion premium based on the last reported sale price of $34.57 per share of Tektronix’ common stock on June 25, 2007. The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at Tektronix’ election, in cash, common stock or a combination of cash and common stock.
Tektronix estimates that the net proceeds from this offering will be approximately $291.8 million after deducting estimated discounts and expenses (or approximately $335.7 million if the initial purchasers’ overallotment option is exercised in full).
Tektronix expects to use the net proceeds from the offering to repurchase approximately $110 million worth of shares of its common stock in privately negotiated transactions contemporaneously with the closing of the sale of the notes. In addition,
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Tektronix Prices $300 Million Senior Convertible Notes ../2
approximately $26.6 million of the foregoing net proceeds will be used to fund the net cost of convertible note hedge and warrant transactions that Tektronix expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. The remaining net proceeds will be used to purchase additional shares of our common stock under our share repurchase program and for general corporate purposes.
The convertible note hedge transaction will have an exercise price equal to the conversion price of the notes. In addition, Tektronix expects to enter into a separate warrant transaction with one or more of the initial purchasers and/or their affiliates. The warrants associated with the notes will have an exercise price that is 42.5% higher than the closing price of Tektronix stock on June 25, 2007. The convertible note hedge and warrant transactions are intended to reduce potential dilution to Tektronix common stock upon potential future conversion of the notes and will generally have the effect on the company of increasing the conversion price of the notes to approximately $49.26 per share, representing a 42.5% premium based on the last reported sale price of $34.57 per share on June 25, 2007. In connection with these transactions, the hedge counterparties have advised Tektronix that they or their affiliates may enter into various derivative transactions with respect to Tektronix’ common stock concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Tektronix common stock concurrently or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to Tektronix common stock and/or purchase or sell Tektronix common stock in secondary market transactions. These activities could have the effect of decreasing the price of Tektronix common stock and could affect the price of the notes.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of Tektronix common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
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Tektronix Prices $300 Million Senior Convertible Notes ../2
About Tektronix
Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries — as well as military/aerospace, consumer electronics, education and a broad range of other industries worldwide. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide.
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